EXHIBIT 10.1

McAFEE, INC.

STEPHEN C. RICHARDS TRANSITION AGREEMENT

     This Transition Agreement (“Agreement”) is made by and between McAfee, Inc. (the “Company”), and Stephen Richards (“Executive”).

     WHEREAS, Executive is employed by the Company as its Chief Financial Officer and Chief Operating Officer;

     WHEREAS, Executive is resigning from his positions with the Company effective December 31, 2004, and

     NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as “the Parties”) hereby agree as follows:

     1. Termination of Employment. Executive hereby resigns his employment effective upon December 31, 2004 (the “Termination Date”). Except as required by COBRA and similar laws, Executive shall not be eligible to participate in the Company’s employee and fringe benefit plans once his employment terminates.

     2. Transition Period. Executive agrees that, during the period commencing with the signing of this Agreement by the Parties and ending on the Termination Date (the “Transition Period”), he will use his best efforts to fulfill his duties and responsibilities as Chief Financial Officer. During the Transition Period, Executive’s duties shall include: (i) training a replacement Company Chief Financial Officer on and after the date such individual is hired by the Company, (ii) assisting in the implementation of the decisions under the Company’s ongoing operational initiatives, (iii) assisting the Company in resolving its ongoing litigation and investigations, (iv) providing and assisting in providing SEC public filing certifications, and (v) such other assignments and responsibilities as are reasonably assigned to him by the Company’s Board of Directors or Chief Executive Officer.

     3. Consulting Duties. Following the Termination Date, Executive agrees to provide ongoing consulting advice as needed by the Company and as is mutually agreed upon by Executive and the Company, in their sole discretion. Such consulting advice shall be provided during normal business hours. Executive’s consulting duties shall include: (i) assisting the Company’s new Chief Financial Officer with issues relating to certifying the Company’s filings with the SEC that relate to matters within the reasonable knowledge of Executive (including delivery of sub-certifications), and (ii) if it is not yet resolved, assisting the Company in resolving its ongoing litigation and investigations. Moreover, Executive agrees to provide consulting advice, assistance and information as may reasonably be deemed necessary by the Company relating to its position in any legal or regulatory proceedings. Executive shall be paid at the rate of $3,000.00 per day (including any partial day’s consulting work of at least one hour) for performing his consulting services hereunder, plus reasonable documented out-of-pocket expenses. Executive agrees to use his commercially reasonable best efforts in discharging his consulting duties hereunder. The Company agrees to indemnify and hold Executive harmless with respect to his consulting work product hereunder, except to the extent such work product is grossly negligent or done in bad faith.

     4. Severance/Retention Benefits. If (i) prior to the Termination Date, Executive’s employment with the Company is subject to a “Constructive Termination” or is involuntarily terminated by the Company other than for “Cause,” as such terms are defined in Executive’s employment agreement with the Company dated April 4, 2001 and as amended January 20, 2004, and as such terms are modified in Section 6 hereof (the “Employment Agreement”), or (ii) Executive remains employed by the Company through the Termination Date, then, in either case and subject to Executive executing and not revoking a mutual release of claims with the Company substantially in the form attached hereto as Exhibit A (the “Release”) and not materially breaching the provisions of Section 13 of the Employment Agreement or Section 2 hereof, (A) all of Executive’s outstanding stock options covering Company common stock and all shares of restricted stock granted to Executive (together “Equity Compensation”) shall immediately vest 100%, and, if applicable, the Company’s right to repurchase any of such shares immediately shall lapse, and (B) Executive shall receive continued payments of one year’s “Base Salary” plus 100% of his “Target Bonus” (as such terms are defined in the Employment Agreement), less applicable withholding, in accordance with the Company’s standard payroll practice. In addition, if Executive elects COBRA, the Company will make his COBRA payments, to cover his current level of benefits, on his behalf to pay for coverage during the period beginning January 1, 2005 and ending December 31, 2005. Moreover, if Executive remains employed with the Company through September 30, 2004, he shall receive 100% of his Target Bonus for the third quarter of the Company’s 2004 fiscal year and if Executive remains employed with the Company through December 31, 2004, he shall receive 100% of his Target Bonus for the fourth quarter of the Company’s 2004 fiscal year (the “2004 Third and Fourth Quarter Bonuses”). Executive shall also receive the 2004 Third and Fourth Quarter Bonuses to the extent he does not receive them due to his “Constructive Termination” or involuntarily termination by the Company other than for “Cause,” as such terms are defined in the Employment Agreement.

     5. Other Terminations of Employment. In the event Executive terminates his employment voluntarily other than pursuant to a Constructive Termination, Executive’s employment is involuntarily terminated by the Company for Cause, or his employment terminates due to his death or Disability, then all vesting of the Equity Compensation shall terminate immediately and all payments of compensation by the Company to Executive shall immediately terminate (except as to amounts already earned).

     6. Effect on Employment Agreement. Executive agrees that the provisions of section 4 of this Agreement supersede and replace in their entirety the provisions of section 4(e)(i) of the Employment Agreement. Executive further agrees that his and the Company’s agreements hereunder and the Company’s reduction or restructuring of Executive’s authority and duties during the Transition Period shall not constitute grounds for either a Constructive Termination or an involuntary termination other than for Cause under the Employment Agreement. Otherwise, the provisions of the Employment Agreement remain in full force and effect.

     7. Mutual Non-Disparagement. Executive agrees to refrain from disparagement, criticism, defamation or slander of the Company or of the Company’s employees, officers, directors, agents, products or services to anyone, including, but not limited to, other employees and past, present or prospective customers and/or employees of the Company and to refrain from tortious interference with the contracts and relationships of the Company. The Company agrees to refrain from disparagement, criticism, defamation or slander of Executive to anyone, including, but not limited to, other employees and past, present or prospective customers and/or employees of the Company and to refrain from tortious interference with the contracts and relationships of Executive.

     8. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

     9. At-Will Employment. Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment. Subject to the Company’s obligation to provide severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.

     10. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, as specified in the Employment Agreement.

     11. No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

     12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     13. Entire Agreement. This Agreement, along with the Employment Agreement (as amended hereby), the Proprietary Information Agreement, the Indemnification Agreement by and between the Company and Executive, and the agreements relating to Executive’s Equity Compensation (as modified hereby) represent the entire agreement and understanding between the Company and Executive concerning Executive’s transition, termination and consulting arrangements with the Company. Notwithstanding anything to the contrary in the Release or otherwise, nothing in the Release shall release the Company or Executive from their obligations under this Agreement.

     14. No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chairman of the Board and Chief Executive Officer of the Company.

     15. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

     16. Effective Date. This Agreement is effective immediately after it has been signed by both Parties.

     17. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     18. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of releasing all claims. The Parties acknowledge that:

         (a) They have read this Agreement;

         (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

         (c) They understand the terms and consequences of this Agreement and of the releases it contains;

         (d) They are fully aware of the legal and binding effect of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

McAFEE, INC.
Dated: September 3, 2004	By:	/s/ George Samenuk

	Title:	Chairman and Chief Executive Officer

EXECUTIVE
Dated: September 3, 2004	/s/ Stephen C. Richards
Stephen C. Richards